Exhibit 10.25

[CHEROKEE LETTERHEAD]

December 13,  2017

Jason Boling

5128 Corte Tiara

Camarillo, California 93012

Re:Separation from Employment

Dear Jason:

To confirm our discussion, you hereby resign your employment with, and as an officer of, Cherokee Inc. (the “Company”) and any of its affiliates effective as of January 31, 2018 (such date that your resignation is effective, the “Separation Date”).    This letter explains the details of your separation and describes the separation benefit that the Company is offering to you.

In consideration of your continued employment with the Company through the Separation Date, you shall provide your reasonable and good-faith cooperation with respect to:  (i) the selection, appointment and on-boarding of the Company’s new Chief Financial Officer; (ii) finalizing post-closing adjustments in connection with the transactions with Carolina Footwear Group, LLC, Batra Limited and Sunningdale Corporation Limited (the “Seller”); (iii) general accounting requirements on an as-needed basis including consolidations; and (iv) such other tasks, duties and assignments as the Company may reasonably request.  Following the Separation Date, you shall at the request of Company execute and deliver or cause to be executed and delivered all documents and take or cause to be taken all such other actions as Company may reasonably deem necessary or desirable in order for Company to obtain the full benefits of this letter agreement and the transactions contemplated hereby.

You will continue to receive your regular salary (less applicable withholdings and deductions) and benefits, including 401(k) matching contributions, through the Separation Date. On the Separation Date, you will be paid all outstanding salary amounts and any accrued, but unused, vacation time, less applicable withholdings and deductions.  The Company shall continue to pay your medical insurance premium or COBRA premiums until the earlier of (i) the time you receive medical benefits from a new employer or (ii) the one year  anniversary of the Separation Date.  After such one-year period  you will be eligible to continue your medical insurance coverage under COBRA at your own expense, and will receive information from our plan administrator describing this conversion election.  On the Separation Date, the Company will transfer, convey and release to you your existing corporate cellular telephone and telephone number (which you brought to the Company) and your existing corporate computer.  Before ownership of such equipment is transferred to you, such items will have all Company related data and information removed from them and the Company shall have the right to inspect such equipment to confirm such removal.

If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement within the ten (10) days after to the Separation Date, along with receipts or other supporting documentation.  The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

Notwithstanding anything to the contrary in your Stock Option Agreement with the Company, you may continue to exercise your vested options to purchase shares of Common Stock of the Company for a period ending on the two-year anniversary of the Separation Date.

The Company shall pay you a commission (the “Commission”) equal to 5% of any amounts Recovered (as defined below) by the Company from the Seller, pursuant to the net working capital adjustment provisions of that certain Share Purchase Agreement, dated November 29, 2016, by and among the Seller, the Company and Irene Acquisition Company B.V.; provided, that no Commission shall be payable to you pursuant to the foregoing unless the amounts Recovered exceed $2,000,000 in which case the Commission will be calculated based on all amounts Recovered.  “Recovered” means (i) amounts paid in cash by the Seller to the Company from the date hereof through March 31, 2018 or (ii) forgiveness of amounts owed to Seller by the Company which amounts are otherwise due and payable from and after the date hereof and which are determinable, definitive and binding on Seller by March 31, 2018, the cash value of such amounts shall be determined in the Company’s reasonable discretion after consultation with you.  Subject to the conditions set forth above, payment of the Commission, less applicable withholdings and deductions, shall be made within 20 days of the date the amount is Recovered.

Commencing on the first day of each month following your execution and delivery of the general release of claims attached hereto as Exhibit A (“Release”) after the Separation Date without revocation for the period set forth in the Release, the Company will pay you one-quarter of your current annual salary ($75,000) for a period of four months, for total payments of three hundred thousand dollars ($300,000), less all applicable withholdings and deductions (“Separation Payment”).  Except for the separation terms proposed in this letter, you will not be entitled to any compensation, benefits or other perquisites of employment after the Separation Date.  All Separation Payments and Commission payments will be in accordance with the terms above regardless of your employment status with a third party at the times payments are due.  The Company represents and warrants that as of the date hereof, to the Knowledge of the Company, there are no facts or circumstances that would give rise to a claim by the Company against you.  “Knowledge of the Company” means the actual knowledge of Henry Stupp.

Please return all Company materials in your possession, including keys on the Separation Date except as specifically noted above with respect to your cellular telephone, telephone number and computer.  Also, remember that even after your employment with the Company ends, you must comply with your continuing obligation

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to maintain the confidentiality of the Company’s proprietary information, including your obligations under your employment agreement, dated February 22, 2013.

Each party hereto agrees that it will not, and will not permit anyone acting on its behalf to, make or publish, either orally or in writing, any disparaging statement regarding the other party and its affiliates and each of their present and former products, services, employees, officers, directors, agents, vendors and customers.

The Company shall provide you a copy of the press release or public announcement to be published in connection with your departure and will provide you reasonable opportunity to review and comment on such press release or public announcement prior to its publication.  The Company will consider in good faith your comments to such press release or public announcement and make such adjustments and modifications to the press release or public announcement as it reasonably determines in good faith.

The Company shall reimburse your reasonable documented attorney costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this letter agreement, not to exceed $4,000.00 in the aggregate. Such reimbursement shall be effected on the first day of the month following your execution and delivery of the Release after the Separation Date without revocation for the period set forth in the Release.

This letter agreement contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Indemnification Agreement by and between you and the Company.  This letter agreement is governed by California law and may be amended only in a written document signed by you and the Company’s  Chief Executive Officer.  If any term in this letter agreement is unenforceable, the remainder of this letter agreement will remain enforceable.

(Signature Page Follows)

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If you have any questions, please feel free to call me.  We wish you the best in your future endeavors.

Very truly yours,

CHEROKEE INC.

/s/ Henry Stupp
Henry Stupp, Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jason Boling
Jason Boling
Dated:	12/13/2017

Exhibit A

General Release of Claims

GENERAL RELEASE OF CLAIMS

Cherokee Inc. (the “Company”) and Jason Boling (“you”) are entering into this General Release of Claims (the “Agreement”) pursuant to the Separation from Employment letter agreement between you and the Company (“Letter Agreement”), dated December 13,  2017.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement.  Pursuant to the Letter Agreement, you will be eligible to receive the Separation Payment on the first day of the month after the Separation Date provided that you have executed and delivered this Agreement without revocation as further set forth herein.

In exchange for the Separation Payment, you completely release the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, employees and agents (the “Released Parties”) from any and all claims you may now have or have ever had against them arising from your employment with the Company, including, but not limited to, any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the California Fair Employment and Housing Act, or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys’ fees and costs (the “Released Claims”).  Notwithstanding the foregoing, Release Claims shall not include (i) any of your rights under this Agreement or the Letter Agreement and the transactions contemplated thereby and (ii) your rights with respect to exculpation and indemnification of directors, officers, employees and agents of the Company (including provisions relating to contributions, advancement of expenses and the like), including pursuant to the Company’s Certificate of Incorporation, the Company’s Bylaws and any insurance policy of the Company.  The parties intend for this release to be enforced to the fullest extent permitted by law.  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.

You agree not to file, cause to be filed, or otherwise pursue any Released Claims against any of the Released Parties.  You understand that this paragraph does not prevent you from exercising protected rights, including rights under the National Labor Relations Act, filing a charge with the Equal Employment Opportunity Commission, reporting an alleged violation of law or participating in an investigation by any federal, state or local governmental administrative agency or commission such as the National Labor Relations Board or the Department of Labor.  You do, however, waive any right to receive any monetary award resulting from such a charge, report or investigation related to the claims released by this Agreement, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program.  You acknowledge that you have been paid all wages and other compensation or benefits owed to you in connection with your employment with the Company.  You agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction.  Section 1542 states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

This Agreement represents the entire agreement and understanding between the parties regarding its subject matter, supersedes and replaces any and all prior agreements and understandings regarding its subject matter, and shall not be modified in any way except in writing executed by the party or parties to be bound thereby. You also agree that if any term or portion contained herein shall be found to be unenforceable under applicable law, such finding shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular term or portion held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

In this paragraph, we provide you with specific information required under the ADEA.  You acknowledge that the release of claims under the ADEA is subject to special waiver protection.  You specifically agree that you knowingly and voluntarily release and waive any rights or claims of discrimination under the ADEA and the consideration for this release and waiver is in addition to anything of value to which you were already entitled by virtue of your employment with the Company. You represent and acknowledge that: (i) you are not waiving rights or claims for age discrimination under the ADEA that may arise after the date you sign this Agreement; (ii) you are waiving rights or claims for age discrimination under the ADEA in exchange for the payments described in the Letter Agreement; (iii) you have 21 days to consider this Agreement (but may sign it at any time beforehand if you so desire); and (iv) you have been advised to consult with an attorney of your choosing before signing this Agreement. You also acknowledge that you can revoke this Agreement within 7 days of signing it by sending a certified letter to that effect to Chief Executive Officer, Cherokee Inc., 5990 Sepulveda Boulevard, Suite 600, Sherman Oaks, California 91411. You understand and agree that this Agreement shall not become effective or enforceable and no payments or benefits will be provided until the 7-day revocation period has expired and that even if this Agreement is revised or further negotiated, the 21 day consideration period shall not restart.

Finally, by your signature below, you acknowledge each of the following: (i) that you have read this Agreement or have been afforded every opportunity to do so; (ii) that you are fully aware of the Agreement’s contents and legal effect; (iii) that you have reviewed, have had the opportunity to review, and are encouraged to review this Agreement with legal counsel of your choosing; and (iv) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by Company other than those contained in this Agreement.

If you wish to accept the terms of this Agreement, please sign where indicated below and return this Agreement to me within twenty-one (21) days of the Separation Date.

JASON BOLING	CHEROKEE INC.

Henry Stupp, Chief Executive Officer